Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of Renewable Energy Group, Inc. and subsidiaries and the effectiveness of Renewable Energy Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2013, and incorporated by reference in the Prospectus included in Registration Statement No. 333-186822.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

May 28, 2014